Exhibit 99

First National Bancshares Inc. Updates 3rd Quarter Results

    BRADENTON, Fla.--(BUSINESS WIRE)--Oct. 6, 2004--First National Bancshares Inc. (Nasdaq:FBMT), a Bradenton based holding company and parent of 1st National Bank & Trust has announced earnings for the third quarter and the first nine months of 2004.
    Earnings for the third quarter ending September 30, 2004 were $838 thousand compared to $501 thousand for the third quarter 2003, an increase of 67%. Earnings for the first nine months of 2004 were $2.20 million compared to $1.72 million for the first nine months of 2003, a 27% increase.
    For the third quarter 2004, undiluted earnings per share were $.26 compared to $.16 for the third quarter 2003 (adjusted for a 3 for 2 stock split and 5% stock dividend). For the first nine months of 2004, undiluted earnings per share were $.67 compared to $.55 for the first nine months of 2003 (adjusted for the stock split and stock dividend).
    First National Bancshares is located in Bradenton, Florida. More information can be obtained through the 1st National Bank & Trust web site at http://www.firstnbt.com, or on line through the stock symbol FBMT.

    CONTACT: 1st National Bank & Trust, Bradenton
             Angela O'Reilly, 941-746-4964, Ext. 400